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                                                                     EXHIBIT 5.1

                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]

                                                                 August 13, 1998


                       Corporate Property Investors, Inc.
                       Corporate Realty Consultants, Inc.
                       Registration Statement on Form S-4


Ladies and Gentlemen:

                  We have acted as counsel for Corporate Property Investors, Inc., a Delaware corporation ("CPI"), and Corporate Realty Consultants, Inc., a Delaware corporation ("CRC"), in connection with the registration by CPI and CRC under the Securities Act of 1933 (the "Act") of up to (i) 111,766,862 shares of Common Stock, par value $.0001 per share, of CPI (the "CPI Common Stock"), paired with 1/100th of a share of Common Stock, par value $.0001 per share, of CRC (the "CRC Common Stock"), (ii) 3,200,000 shares of Class B Common Stock, par value $.0001 per share, of CPI (the "CPI Class B Common Stock"), paired with 1/100th of a share of CRC Common Stock and (iii) 4,000 shares of Class C Common Stock, par value $.0001 per share, of CPI (the "CPI Class C Common Stock"), paired with 1/100th of a share of CRC Common Stock, being registered under a registration statement on Form S-4 (the "Registration Statement"), to which this opinion is being filed as an exhibit. Such shares of CPI Common Stock, CPI Class B Common Stock, CPI Class C Common Stock and CRC Common Stock (collectively, the "Common Stock") are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of February 18, 1998, among Simon DeBartolo Group, Inc., Corporate Property Investors (predecessor to CPI) and CRC (the "Merger Agreement").

                  In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificate
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of Incorporation of CPI; (b) the By-laws of CPI; (c) the Certificate of
Incorporation of CRC; (d) the By-laws of CRC; and (d) the Merger Agreement.

                  Based upon the foregoing, we are of the opinion that, when the shares of Common Stock are issued in the manner referred to in the Registration Statement, then the shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

                  We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

                  We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.




                                        Very truly yours,

                                        /s/ Cravath, Swaine & Moore
                                            -----------------------




Corporate Property Investors, Inc.
Corporate Realty Consultants, Inc.
      Three Dag Hammarskjold Plaza
            305 East 47th Street
                  New York, NY 10017-2391